Exhibit 1A-2C

AHP Servicing, LLC

FIRST AMENDED AND RESTATED AUTHORIZING RESOLUTION

Series A Preferred Stock

The undersigned, being all of the directors of AHP Servicing, LLC, a Delaware limited liability company (the “Company”), hereby adopt this First Amended and Restated Authorizing Resolution dated as of September 12, 2018, which shall amend and restate in its entirety the Authorizing Resolution relating to the Series A Preferred Stock of the Company that was originally adopted by the Board of Directors on July 23, 2018, pursuant to section 3.3.1 of the Limited Liability Company Agreement of the Company (the “LLC Agreement”):

1.            Definitions. Capitalized terms that are not otherwise defined in this Authorizing Resolution shall have the meanings given to them in the LLC Agreement.

2.            Authorization of Series. The Company shall have the authority to issue up to Five Million (5,000,000) Shares of Preferred Stock designated as “Series A Preferred Stock,” having no par value, with the rights, preferences, powers, privileges and restrictions, qualifications, and limitations set forth in this Authorizing Resolution.

3.            Distributions.

3.1.            In General. While any Shares of Series A Preferred Stock remain outstanding, all distributions by the Company, whether from ordinary operating income or the sale or other disposition of capital assets, shall be made in the following order of priority:

3.1.1.            First, the Company shall distribute to each Series A Stockholder an amount equal to the Series A Preferred Return with respect to the Shares of Series A Preferred Stock owned by such Series A Stockholder;

3.1.2.            Second, the Company shall distribute to each Series A Stockholder an amount equal to the Unreturned Investment with respect to the Shares of Series A Preferred Stock owned by such Series A Stockholder; and

3.1.3.            Third, the Company shall distribute the balance to the Common Stockholders or a series of different series of Preferred Stock, authorized by the Board of Directors after the date of this Authorizing Resolution.

3.2.            Return of Capital Contribution. The Company shall endeavor to return the entire Capital Contribution of each Series A Stockholder, by way of distributions pursuant to section 3.1.2, no later than the fifth (5th) anniversary of such Capital Contribution.

3.3.            Definitions. The following definitions shall apply for purposes of this Authorizing Resolution:

3.3.1.            “Affiliated Person” means Neighborhoods United, LLC, Jorge Newbery, any Director or officer of the Company, and any person who would be treated as related to any such person under section 267(b) or section 707(b) of the Internal Revenue Code of 1986.

3.3.2.            The “Capital Contribution” of Shares of Series A Preferred Stock means the total amount paid by the original subscriber for such Shares.

3.3.3.            The “Series A Preferred Return” of a Series A Stockholder means an amount such that, as of the date of any distribution, the total amount paid with respect to the Shares of Series A Preferred Stock owned by such Series A Stockholder, including all amounts paid to any previous owners of such Shares, yields a compounded return of ten percent (10%) with respect to the Unreturned Investment of such Shares since the date such Shares were originally issued by the Company.

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3.3.4.            “Series A Stockholder” means a Stockholder who owns Shares of Series A Preferred Stock.

3.3.5.            The “Unreturned Investment” of Shares of Series A Preferred Stock means the Capital Contribution of such Shares reduced by previous distributions made with respect to such Shares pursuant to section 3.1.2.

3.4.            Calculations. All calculations required by this section 3 shall be made by an accounting firm selected by the Company, and, in the absence of fraud, its calculation shall be final and not subject to dispute.

4.            Price. Initially, the Series A Preferred Stock shall be offered to the public for Ten Dollars ($10.00) for each Share. The price may be increased or decreased by the Company in its sole discretion.

5.            Manner of Offering. Initially, the Series A Preferred Stock shall be offered to the public in an offering under Tier 2 of Regulation A issued by the Securities and Exchange Commission. However, Series A Preferred Stock may also be offered and sold publicly or privately in other offerings as determined by the Company.

6.            Cancelation of Shares. Once distributions have been made pursuant to section 3.1.2 equal to the entire Unreturned Investment with respect Shares of Series A Preferred Stock, such Shares shall be canceled for all purposes. Without limiting the preceding sentence (i) no further distributions shall be made with respect to such Shares, and (ii) ownership of such Shares shall not cause any person to be treated as a Series A Stockholder.

7.            Right to Request Purchase of Shares.

7.1.            In General. Subject to the provisions of this section 7, by giving notice to the Company, a Series A Stockholder may request that the Company purchase all or any number of the Shares of Series A Preferred Stock owned by such Series A Stockholder. If such notice does not otherwise provide, it shall be deemed to be a request for the sale of all, but not less than all, of the Shares of Series A Preferred Stock owned by the requesting Series A Stockholder. If such notice is received by the fifteenth (15th) day of a calendar month, the Company shall use commercially reasonable efforts to consummate such purchase by the end of such month; if such notice is after the fifteenth (15th) day of a month, the Company shall use commercially reasonable efforts to consummate such purchase by the end of the following month.

7.2.            Limitations. In seeking to accommodate a request made pursuant to section 7.1, the Company shall not be required to (i) purchase the Shares of Series A Preferred Stock (ii) borrow money or dispose of assets to fund such purchase, or (iii) take any other action that would, in the sole discretion of the Company, be adverse to the interests of the Company or its other Stockholders.

7.3.            Limitations.

7.3.1.            Per-Stockholder Limitation. During any given calendar year, the Company shall not be obligated to purchase Shares of Series A Preferred Stock representing more than twenty five percent (25%) of the total number of Shares of Series A Preferred Stock owned by a Series A Stockholder.

7.3.2.            Aggregate Limitation. During any given calendar year, the Company shall not be obligated to purchase Shares of Series A Preferred Stock representing more than twenty five (25%) of the total number of Shares of Series A Preferred Stock issued and outstanding.

7.3.3.            Legal Limitation. The Company shall not be obligated to purchase Shares Series A Preferred Stock that the Company would not legally be permitted to redeem under Delaware law.

7.4.            Priority. The Company shall consider requests made pursuant to section 7.1 in the order in which such requests are received.

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7.5.            Failure to Purchase. If the Company is unable to purchase Shares of Series A Preferred Stock as provided in this section by the date specified in section 7.1, it shall so notify the Series A Stockholder by such date and the Series A Stockholder may either rescind his, her, or its request or maintain the request for the following month.

7.6.            Price. Unless otherwise agreed in writing between the selling Series A Stockholder and the Company, the price of Shares of Series A Preferred Stock purchased and sold pursuant to this section 7 shall be the Unreturned Investment of such Shares, subject to adjustment as follows. If Shares of Series A Preferred Stock of a Series A Stockholder are purchased pursuant to this section within one (1) year following the date such Series A Stockholder acquired such Shares, then, taking into account all prior distributions of Series A Preferred Return as to such Shares (if any), the purchase price as to such Shares shall be reduced by an amount sufficient to reduce the Series A Preferred Return paid to such Series A Stockholder on account of such Shares through the date of the repurchase on an annualized basis from ten percent (10%) to eight percent (8%). Further, if the sale occurs more than one (1) year but less than two (2) years following the date the Investor acquired such Series A Preferred Stock, then the purchase price shall be reduced as described in the preceding sentence, except that the Series A Preferred Return shall be reduced from (10%) to nine percent (9%).

7.7.            Development of Redemption Plan. The Company may, but shall not be required to, develop a written plan for the redemption of Series A Preferred Stock containing such rules, requirements, and restrictions as the Company may determine in its sole discretion.

8.            Mandatory Redemption.

8.1.            Based on ERISA Considerations. The Company may, at any time, cause the Company to purchase all or any number of the Shares of Series A Preferred Stock owned by a Series A Stockholder whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, section 4975 of the Internal Revenue Code, or any similar Federal, State, or local law, if the Company determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

8.2.            Based on Other Bona Fide Business Reasons. The Company may, at any time, cause the Company to purchase all of the Shares of Series A Preferred Stock owned by a Series A Stockholder if the Company determines that (i) such Series A Stockholder made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Series A Stockholder’s interest in the Company; (iii) the Company believes that such Series A Stockholder’s ownership has caused or will cause the Company to violate any law or regulation; (iv) such Series A Stockholder has violated any of his, her, or its obligations to the Company or to the other Stockholders; or (ii) such Series A Stockholder is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Stockholders.

8.3.            Purchase Price and Payment. In the case of any purchase of Shares of Series A Preferred Stock described in this section 8, the purchase price of the Shares of Series A Preferred Stock shall be equal to the capital account associated with such Shares of Series A Preferred Stock, which shall be paid by wire transfer or other immediately-available funds at closing, which shall be held within sixty (60) days following written notice from the Company.

9.            Transfers of Shares.

9.1.            Transfers by Series A Stockholders.

9.1.1.            In General. A Series A Stockholder (a “Transferor”) may not sell, transfer, dispose of, or encumber (each, a “Transfer”) any of his, her, or its Shares of Series A Preferred Stock (the “Transferred Shares”), with or without consideration, except as set forth in this section 9. Any attempted sale, transfer, or encumbrance not permitted in this section 9 shall be null and void and of no force or effect.

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9.1.2.            Application to Entities. In the case of a Series A Stockholder that is a Special Purpose Entity, the restrictions set forth in section 9.1.1 shall apply to indirect transfers of Shares of Series A Preferred Stock by transfers of interests in such entity (whether by transfer of an existing interest or the issuance of new interests), as well as to direct transfers. A “Special Purpose Entity” means (i) an entity formed or availed of principally for the purpose of acquiring or holding Shares of Series A Preferred Stock, and (ii) any entity if the purchase price of its Shares of Series A Preferred Stock represents at least seventy percent (70%) of its capital.

9.1.3.            Exempt Transfers. The following transactions shall be exempt from the provisions of section 9.1.1:

(a)         A transfer to or for the benefit of any spouse, child or grandchild of a Transferor who is an individual, or to a trust for their exclusive benefit;

(b)         Any transfer pursuant to an effective registration statement filed by the Company under the Securities Act of 1933, as amended;

(c)         The sale of all or substantially all of the interests of the Company (including pursuant to a merger or consolidation) to a third party; and

(d)         Transfers to the Company in accordance with section 7;

provided, however, that in the case of a transfer pursuant to section 9.1.3(a) (i) the Transferred Shares shall remain subject to this Agreement, (ii) the transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement, and (iii) the Transferred Shares shall not thereafter be transferred further in reliance on section 9.1.3(a).

9.2.            Transfers with Consent of Company.

9.2.1.            In General. A Transferor may Transfer all or a portion of his, her, or its Shares of Series A Preferred Stock only if the Company consents in writing to the Transfer, which consent it may grant or withhold in its sole discretion, and all of the following conditions are satisfied:

(a)         The Transferor and proposed transferee file a notice, signed and certified by the transferring Transferor, with the Company at least thirty (30) business days in advance of the proposed Transfer which contains (i) the terms and conditions of and the circumstances under which the proposed Transfer is to be made, (ii) a description of the Transferred Shares, and (iii) all other information reasonably requested by the Company;

(b)         All costs and expenses incurred by the Company in connection with the Transfer are paid by the Transferor to the Company, without regard to whether the proposed Transfer is consummated;

(c)         A fully executed and acknowledged written transfer agreement between the Transferor and the transferee has been filed with the Company;

(d)         The transferee has executed a copy of this Agreement, agreeing to be bound by all of its terms and conditions; and

(e)         The Company determines, and such determination is confirmed by an opinion of counsel satisfactory to the Company stating, that (i) the Transfer does not violate the Securities Act of 1933 or any applicable state securities laws, (ii) the Transfer will not require the Company or any affiliate to register as an investment company under the Investment Company Act of 1940, (iii) the Transfer will not require the Company or any affiliate that is not registered under the Investment Advisers Act of 1940 to register as an investment adviser, (iv) the Transfer will not cause a termination of the Company under section 708(b)(1) of the Code and notwithstanding such Transfer, the Company shall continue to be treated as a partnership under the Code (including section 7704 of the Code), (v) the Transfer would not pose a material risk that (A) all or any portion of the assets of the Company would constitute “plan assets” under ERISA, (B) the Company would be subject to the provisions of ERISA, section 4975 of the Code or any applicable similar law, or (C) the Company would become a fiduciary pursuant to ERISA or the applicable provisions of any similar law or otherwise, and (vi) the Transfer will not violate the applicable laws of any state or the applicable rules and regulations of any governmental authority; provided, that the delivery of such opinion may be waived, in whole or in part, at the sole discretion of the Company; provided, further, that the Company shall not consent to any Transfer if such Transfer will cause any amounts to become due pursuant to or a default under any Subscription Facility.

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9.2.2.            Special Rule for Affiliates. Notwithstanding the foregoing, the Company shall not unreasonably withhold consent to a Transfer that otherwise satisfies section 9.2.1 in the event such Transfer is to an affiliate of the Transferor; provided that the Company is reasonably satisfied that such affiliate has the financial capability to meet its obligations under this Agreement.

9.2.3.            Rights of Assignee. Until and unless a person who is a transferee of Shares of Series A Preferred Stock in compliance with this section 9.2 is admitted to the Company as a Stockholder pursuant to section 9.3 below, such transferee shall be entitled only to the allocations and distributions with respect to the Transferred Shares in accordance with this Agreement and, to the fullest extent permitted by applicable law, including but not limited to 6 Del. C. §18-702(b), shall not have any non-economic rights of a Stockholder of the Company, including, without limitation, the right to require any information on account of the Company’s business, inspect the Company’s books, or vote on Company matters.

9.3.            Substitute Members.

9.3.1.            In General. A transferee of Transferred Shares pursuant to section 9.2 shall have the right to become a Stockholder (as a Series A Stockholder) pursuant to 6 Del. C. §18-704 if and only if all of the following conditions are satisfied:

(a)         The fully executed and acknowledged written instrument of transfer has been filed with the Company;

(b)         The transferee executes, adopts and acknowledges this Agreement and is listed in the books and records of the Company as a Stockholder;

(c)         Any costs and expenses of the Transfer incurred by the Company, including but not limited to attorneys’ fees, are paid to the Company; and

(d)         The Company shall have provided its consent in writing to the substitution, which consent it may grant or withhold in its sole discretion, and which consent may be conditioned upon, among other things, delivery of the opinion of counsel, satisfactory to the Company, as to the matters referred to above.

9.3.2.            Effective Date. The admission of a transferee as a Member shall be effective as of the first day of the calendar quarter immediately following the Transfer.

9.4.            Involuntary Withdrawal by Transferors. Upon the death, Act of Insolvency, disability, legal incapacity, legal dissolution, or any other voluntary or involuntary act of a Series A Stockholder, neither the Company nor any Stockholder of the Company shall have the obligation to purchase the Shares of Series A Preferred Stock owned by such Series A Stockholder, nor shall such Series A Stockholder have the obligation to sell his, her, or its Shares of Series A Preferred Stock. Instead, the legal successor of such Series A Stockholder shall become an assignee of the Series A Stockholder pursuant to section 9.2.3, subject to all of the terms and conditions of this Agreement.

9.5.            Required Withdrawals.

9.5.1.            Based on ERISA Considerations. The Company may, at any time, cause the Company to purchase all or any portion of the Shares of Series A Preferred Stock owned by a Series A Stockholder whose assets are governed by Title I of the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, if the Company determines that all or any portion of the assets of the Company would, in the absence of such purchase, more likely than not be treated as “plan assets” or otherwise become subject to such laws.

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9.5.2.            Based on Other Bona Fide Business Reasons. The Company may, at any time, cause the Company to purchase all of the Shares of Series A Preferred Stock owned by a Series A Stockholder if the Company determines that (i) such Series A Stockholder made a material misrepresentation to the Company; (ii) legal or regulatory proceedings are commenced or threatened against the Company or any of its members arising from or relating to the Series A Stockholder’s interest in the Company; (iii) the Company believes that such Series A Stockholder’s ownership has caused or will cause the Company to violate any law or regulation (including, without limitation, the anti-money laundering or anti-terrorism laws or regulations, including Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001); (iv) such Series A Stockholder has violated any of his, her, or its obligations to the Company or to the other Series A Stockholders; or (ii) such Series A Stockholder is engaged in, or has engaged in conduct (including but not limited to criminal conduct) that (A) brings the Company, or threatens to bring the Company, into disrepute, or (B) is adverse and fundamentally unfair to the interests of the Company or the other Series A Stockholders.

9.5.3.            Purchase Price. The price for Shares of Series A Preferred Stock purchased pursuant to this section 9.5 shall be equal to the capital account associated with such Shares.

9.6.            Drag-Along Right. In the event the Company approves a sale or other disposition of all of the Shares in the Company, then, upon notice of the sale or other disposition, each Series A Stockholder shall execute such documents or instruments as may be requested by the Company to effectuate such sale or other disposition and shall otherwise cooperate with the Company. The following rules shall apply to any such sale or other disposition: (i) each Series A Stockholder shall represent that he or it owns his, her, or its Shares of Series A Preferred Stock free and clear of all liens and other encumbrances, that he, she, or it has the power to enter into the transaction, and that he, she, or it is a U.S. person, but shall not be required to make any other representations or warranties; (ii) each Series A Stockholder shall grant to the Company a power of attorney to act on behalf of such Series A Stockholder in connection with such sale or other disposition; and (iii) each Series A Stockholder shall receive, as consideration for such sale or other disposition, the same amount he or it would have received had all or substantially all of the assets of the Company been sold and the net proceeds distributed in liquidation of the Company.

9.7.            Waiver of Appraisal Rights. Each Series A Stockholder hereby waives any contractual appraisal rights such Series A Stockholder may otherwise have pursuant to 6 Del. C. §18-210 or otherwise, as well as any “dissenter’s rights.”

10.        Power of Attorney.

10.1.        In General. The Company shall have a special and limited power of attorney as the attorney-in-fact for each Series A Stockholder, with power and authority to act in the name and on behalf of each such Series A Stockholder, to execute, acknowledge, and swear to in the execution, acknowledgement and filing of documents which are not inconsistent with the provisions of this Authorizing Resolution and which may include, by way of illustration but not by limitation, the following:

10.1.1.        This Authorizing Resolution and any amendment of this Authorizing Resolution authorized under section 11;

10.1.2.        Any other instrument or document that may be required to be filed by the Company under the laws of any state or by any governmental agency or which the Company shall deem it advisable to file; and

10.1.3.        Any and all other instruments as the Company may deem necessary or desirable to effect the purposes of this Authorizing Resolution and carry out fully its provisions.

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10.2.        Terms of Power of Attorney. The special and limited power of attorney of the Company (i) is a special power of attorney coupled with the interest of the Company in the Company, and its assets, is irrevocable, shall survive the death, incapacity, termination or dissolution of the granting Series A Stockholder, and is limited to those matters herein set forth; (ii) may be exercised by the Company by and through one or more of the officers of the Company for each of the Series A Stockholders by the signature of the Company acting as attorney-in-fact for all of the Series A Stockholders, together with a list of all Series A Stockholders executing such instrument by their attorney-in-fact or by such other method as may be required or requested in connection with the recording or filing of any instrument or other document so executed; and (iii) shall survive an assignment by a Series A Stockholder of all or any portion of his, her or its Shares of Series A Preferred Stock except that, where the assignee of such Shares has been approved by the Company for admission to the Company, the special power of attorney shall survive such assignment for the sole purpose of enabling the Company to execute, acknowledge and file any instrument or document necessary to effect such substitution.

10.3.        Notice to Series A Stockholders. The Company shall promptly furnish to each Series A Stockholder a copy of any amendment to this Authorizing Resolution executed by the Company pursuant to a power of attorney from such Series A Stockholder.

11.        Amendments.

11.1.        Amendments Not Requiring Consent. The Board of Directors may amend this Authorizing Resolution without the consent of any Series A Stockholder to effect:

11.1.1.        The correction of typographical errors;

11.1.2.        An amendment that cures ambiguities or inconsistencies in this Authorizing Resolution;

11.1.3.        An amendment that conforms with the Offering Circular of the Company, originally dated of even date herewith.

11.1.4.        A change the Board of Directors determines to be necessary or appropriate to prevent the Company from being treated as an “investment company” within the meaning of the Investment Company Act of 1940;

11.1.5.        A change to facilitate the trading of Shares of Series A Preferred Stock, including changes required by law or by the rules of a securities exchange;

11.1.6.        A change the Board of Directors determines to be necessary or appropriate to satisfy any requirements or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any Federal or State statute, including but not limited to “no-action letters” issued by the Securities and Exchange Commission;

11.1.7.        Any amendments expressly permitted in this Authorizing Resolution to be made by the Board of Directors acting alone; or

11.1.8.        Any other amendment that does not have, and could not reasonably be expected to have, an adverse effect on the Series A Stockholders.

11.2.        Amendments Requiring Majority Consent. Any amendment that has, or could reasonably be expected to have, an adverse effect on the Series A Stockholders, other than amendments described in section 11.3, shall require the consent of the Board of Directors and Series A Stockholders holding a majority of the outstanding Shares of Series A Preferred Stock, without taking into accounts Shares owned by any Affiliated Person.

11.3.        Amendments Requiring Unanimous Consent. The following amendments shall require the consent of the Board of Directors and each affected Series A Stockholder:

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11.3.1.        An amendment deleting or modifying any of the amendments already listed in this section 11.3;

11.3.2.        An amendment that would require any Series A Stockholder to make additional capital contributions; and

11.3.3.        An amendment that would impose personal liability on any Series A Stockholder.

11.4.        Procedure for Obtaining Consent. If the Board of Directors proposes to make an amendment to this Authorizing Resolution that requires the consent of Series A Stockholders, the Board of Directors shall notify each affected Series A Stockholder in writing, specifying the proposed amendment and the reason(s) why the Board of Directors believe the amendment is in the best interest of the Company. At the written request of Series A Stockholders holding at least Twenty Percent (20%) of the Shares entitled to vote on the amendment, without taking into accounts Shares owned by any Affiliated Person, the Board of Directors shall hold an in-person or electronic meeting (e.g., a webinar) to explain and discuss the amendment. Voting may be through paper or electronic ballots. If the Board of Directors proposes an amendment that is not approved by the Series A Stockholders within ninety (90) days from proposal, the Board of Directors shall not again propose that amendment for at least six (6) months.

12.        Preemptive Rights. Series A Stockholders shall have no preemptive rights or other rights to subscribe or purchase additional securities of the Company.

13.        Voting Rights. The Series A Preferred Stock shall have no voting rights.

14.        Effect of LLC Agreement. The Series A Stockholders shall be subject to all of the terms and conditions of the LLC Agreement, provided that in the event of a conflict between the terms and conditions of the LLC Agreement and the terms and conditions of this Authorizing Resolution, the terms of this Authorizing Resolution shall control.

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